Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
August 1, 2012	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN REPORTS STRONG RESULTS FOR THE SECOND QUARTER 2012:  $365 MILLION ADJUSTED EBITDA, $0.58 ADJUSTED EPS

Second Quarter 2012 Highlights

•                  Net income attributable to Huntsman Corporation increased 9% to $124 million compared to the prior year period.

•                  Adjusted EBITDA improved 14% to $365 million compared to the prior year period.

•                  Adjusted diluted income per share improved 21% to $0.58 compared to the prior year period.

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
In millions, except per share amounts, unaudited	2012	2011	2012	2012	2011

Revenues	$2,914	$2,934	$2,913	$5,827	$5,613

Net income attributable to Huntsman Corporation	$124	$114	$163	$287	$176
Adjusted net income(1)	$139	$116	$177	$316	$226

Diluted income per share	$0.52	$0.47	$0.68	$1.19	$0.72
Adjusted diluted income per share(1)	$0.58	$0.48	$0.74	$1.32	$0.93

EBITDA(1)	$352	$323	$390	$742	$562
Adjusted EBITDA(1)	$365	$321	$397	$762	$625

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported second quarter 2012 results with revenues of $2,914 million and adjusted EBITDA of $365 million.

Peter R. Huntsman, our President and CEO, commented:

“I am pleased with our second quarter results.  We experienced a solid second quarter, particularly in the quality of our earnings.  Net income, adjusted EBITDA, and adjusted diluted income all increased compared to the prior year.

More than 40% of our adjusted EBITDA was derived from our Polyurethanes business, which experienced double digit growth globally for our MDI products.  Margins in that business improved as well.

We have yet to realize the majority of benefits from our restructuring efforts.  We expect the annual EBITDA benefit above our current run rate will exceed $150 million when completed by the end of 2013.

We will continue to make every effort possible to drive shareholder value.”

Segment Analysis for 2Q12 Compared to 2Q11

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended June 30, 2012 compared to the same period in 2011 was due to higher sales volumes partially offset by lower average selling prices.  MDI sales volumes increased as a result of improved demand in all regions and across most major markets.  PO/MTBE sales volumes increased due to strong demand.  PO/MTBE average selling prices decreased primarily in response to lower raw material costs, partially offset by an increase in MDI average selling prices.  The increase in adjusted EBITDA was primarily due to higher contribution margins and higher sales volumes.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended June 30, 2012 compared to the same period in 2011 was due to lower average selling prices and lower sales volumes.  Average selling prices decreased primarily in response to lower raw material costs and the strength of the U.S. dollar against major international currencies.  Sales volumes decreased primarily due to lower demand across most markets and a greater shift to tolling arrangements.  The decrease in adjusted EBITDA was primarily due to lower contribution margins, most notably in amines, lower sales volumes and the approximate $5 million impact from an unplanned outage at our ethylene oxide facility.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended June 30, 2012 compared to the same period in 2011 was primarily due to lower average selling prices partially offset by higher sales volumes.  Average selling prices decreased primarily in response to lower raw material costs, competitive market pressure and the strength of the U.S. dollar against major international currencies.  Sales volumes increased across most regions, primarily due to strong demand in our base resins business in the Americas and India, while sales volumes in the Asia Pacific region decreased due to lower demand in the wind energy and electrical engineering markets.  The decrease in adjusted EBITDA was primarily due to lower contribution margins due in part to the change in sales mix from increased base resin sales volumes.  Lower contribution margins were partially offset by lower selling, general and administrative costs as a result of recent restructuring efforts.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended June 30, 2012 compared to the same period in 2011 was primarily due to lower average selling prices partially offset by higher sales volumes.  Average selling prices decreased primarily due to the strength of the U.S. dollar against major international currencies and sales mix.  Sales volumes increased due to increased market share in key markets, specifically Asia.  The increase in adjusted EBITDA was primarily due to higher sales volumes and lower manufacturing costs as a result of recent restructuring efforts.

Pigments

The decrease in revenues in our Pigments division for the three months ended June 30, 2012 compared to the same period in 2011 was due to lower sales volumes partially offset by higher average selling prices.  Sales volumes decreased primarily due to lower global demand and continued customer destocking, particularly in the Asia Pacific region.  Average selling prices increased in all regions of the world primarily as a result of higher raw material costs partially offset by the strength of the U.S. dollar against major international currencies.  The increase in adjusted EBITDA was primarily due to higher contribution margins partially offset by lower sales volumes.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and other increased by $20 million to a loss of $43 million for the three months ended June 30, 2012 compared to a loss of $63 million for the same period in 2011.  The increase in adjusted EBITDA was primarily the result of a $20 million decrease in LIFO inventory valuation expense ($9 million of income in 2012 compared to $11 million of expense in 2011).

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2012, we had $1,098 million of combined cash and unused borrowing capacity compared to $1,043 million at December 31, 2011.  For the three months ended June 30, 2012, our primary net working capital increased by $104 million.

Total capital expenditures for the three months ended June 30, 2012 were $82 million.  We expect to spend approximately $425 million on capital expenditures in 2012 which approximates our annual depreciation and amortization.

Income Taxes

During the three months ended June 30, 2012 we recorded income tax expense of $65 million.  Our adjusted effective income tax rate for the three months ended June 30, 2012 was approximately 33%.  We expect our long term effective income tax rate to be approximately 30 - 35%.  During the three months ended June 30, 2012, we paid $57 million in cash for income taxes.

Conference Call Information

We will hold a conference call to discuss our second quarter 2012 financial results on Wednesday, August 1, 2012 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 679 - 8033
International participants	(617) 213 - 4846
Passcode	14225591

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PQPRTEDXQ

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning August 1, 2012 and ending August 8, 2012.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	64509445

Table 1 — Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts, unaudited	2012	2011	2012	2011

Revenues	$2,914	$2,934	$5,827	$5,613
Cost of goods sold	2,387	2,433	4,750	4,652
Gross profit	527	501	1,077	961
Operating expenses	272	272	537	563
Restructuring, impairment and plant closing costs	5	9	5	16
Operating income	250	220	535	382
Interest expense, net	(57)	(65)	(116)	(124)
Equity in income of investment in unconsolidated affiliates	1	2	3	4
Loss on early extinguishment of debt	—	—	(1)	(3)
Other income	1	1	1	1
Income before income taxes	195	158	422	260
Income tax expense	(65)	(34)	(125)	(56)
Income from continuing operations	130	124	297	204
Loss from discontinued operations, net of tax(2)	(2)	(1)	(6)	(15)
Extraordinary gain on the acquisition of a business, net of tax of nil	—	1	—	2
Net income	128	124	291	191
Net income attributable to noncontrolling interests, net of tax	(4)	(10)	(4)	(15)
Net income attributable to Huntsman Corporation	$124	$114	$287	$176

Adjusted EBITDA(1)	$365	$321	$762	$625

Adjusted net income(1)	$139	$116	$316	$226

Basic income per share	$0.52	$0.48	$1.21	$0.74
Diluted income per share	$0.52	$0.47	$1.19	$0.72
Adjusted diluted income per share(1)	$0.58	$0.48	$1.32	$0.93

Common share information:
Basic shares outstanding	237.8	239.4	237.2	238.5
Diluted shares	240.5	243.7	240.2	243.2
Diluted shares for adjusted diluted income per share	240.5	243.7	240.2	243.2

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions, unaudited	2012	2011	(Worse)	2012	2011	(Worse)

Segment Revenues:
Polyurethanes	$1,271	$1,135	12%	$2,491	$2,182	14%
Performance Products	770	896	(14)%	1,577	1,700	(7)%
Advanced Materials	346	360	(4)%	686	710	(3)%
Textile Effects	195	200	(3)%	380	390	(3)%
Pigments	407	424	(4)%	831	788	5%
Eliminations and other	(75)	(81)	7%	(138)	(157)	12%
Total	$2,914	$2,934	(1)%	$5,827	$5,613	4%

Segment Adjusted EBITDA(1):
Polyurethanes	$170	$143	19%	$347	$257	35%
Performance Products	85	102	(17)%	175	217	(19)%
Advanced Materials	24	31	(23)%	56	70	(20)%
Textile Effects	(4)	(7)	43%	(13)	(13)	—
Pigments	133	115	16%	280	202	39%
Corporate, LIFO and other	(43)	(63)	32%	(83)	(108)	23%
Total	$365	$321	14%	$762	$625	22%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	June 30, 2012 vs. 2011
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	(2)%	(3)%	3%	14%	12%
Performance Products	(7)%	(3)%	3%	(7)%	(14)%
Advanced Materials	(4)%	(6)%	(3)%	9%	(4)%
Textile Effects	(3)%	(5)%	—	5%	(3)%
Pigments	26%	(7)%	1%	(24)%	(4)%
Total Company	1%	(4)%	2%	—	(1)%

	Six months ended
	June 30, 2012 vs. 2011
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	4%	(2)%	2%	10%	14%
Performance Products	(3)%	(2)%	1%	(3)%	(7)%
Advanced Materials	(3)%	(4)%	(2)%	6%	(3)%
Textile Effects	(2)%	(3)%	(1)%	3%	(3)%
Pigments	30%	(5)%	—	(20)%	5%
Total Company	4%	(3)%	2%	1%	4%

(a) Excludes revenues and sales volumes from tolling, by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts, unaudited	2012	2011	2012	2011	2012	2011	2012	2011

GAAP(1)	$352	$323	$(65)	$(34)	$124	$114	$0.52	$0.47
Adjustments:
Gain on consolidation of a variable interest entity	—	(12)	—	2	—	(10)	—	(0.04)
Restructuring, impairment, plant closing and transition costs	9	9	(2)	(1)	7	8	0.03	0.03
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(3)	(2)	5	5	0.02	0.02
Acquisition expenses	1	3	—	(1)	1	2	—	0.01
Gain on disposition of businesses/assets	—	(3)	—	—	—	(3)	—	(0.01)
Loss from discontinued operations, net of tax(2)	3	2	N/A	N/A	2	1	0.01	—
Extraordinary gain on the acquisition of a business, net of tax	—	(1)	N/A	N/A	—	(1)	—	—
Adjusted(1)	$365	$321	$(70)	$(36)	$139	$116	$0.58	$0.48

Adjusted income tax expense					70	36
Net income attributable to noncontrolling interests, net of tax					4	10
Adjusted pre-tax income(1)					$213	$162
Adjusted effective tax rate					33%	22%

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts, unaudited	2012		2012		2012		2012

GAAP(1)	$390		$(60)		$163		$0.68
Adjustments:
Legal settlements and related expenses	1		—		1		—
Loss on early extinguishment of debt	1		—		1		—
Restructuring, impairment, plant closing and transition costs	4		(1)		3		0.01
Discount amortization on settlement financing associated with the terminated merger	N/A		(2)		5		0.02
Loss from discontinued operations, net of tax(2)	1		N/A		4		0.02
Adjusted(1)	$397		$(63)		$177		$0.74

Adjusted income tax expense					63
Adjusted pre-tax income(1)					$240
Adjusted effective tax rate					26%

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts, unaudited	2012	2011	2012	2011	2012	2011	2012	2011

GAAP(1)	$742	$562	$(125)	$(56)	$287	$176	$1.19	$0.72
Adjustments:
Legal settlements and related expenses	1	34	—	(13)	1	21	—	0.09
Loss on early extinguishment of debt	1	3	—	(1)	1	2	—	0.01
Gain on consolidation of a variable interest entity	—	(12)	—	2	—	(10)	—	(0.04)
Restructuring, impairment, plant closing and transition costs	13	16	(3)	(1)	10	15	0.04	0.06
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(5)	(5)	10	9	0.04	0.04
Acquisition expenses	1	4	—	(1)	1	3	—	0.01
Gain on disposition of businesses/assets	—	(3)	—	—	—	(3)	—	(0.01)
Loss from discontinued operations, net of tax(2)	4	23	N/A	N/A	6	15	0.02	0.06
Extraordinary gain on the acquisition of a business, net of tax	—	(2)	N/A	N/A	—	(2)	—	(0.01)
Adjusted(1)	$762	$625	$(133)	$(75)	$316	$226	$1.32	$0.93

Adjusted income tax expense					133	75
Net income attributable to noncontrolling interests, net of tax					4	15
Adjusted pre-tax income(1)					$453	$316
Adjusted effective tax rate					29%	24%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
In millions, unaudited	2012	2011	2012	2012	2011

Net income attributable to Huntsman Corporation	$124	$114	$163	$287	$176
Interest expense, net	57	65	59	116	124
Income tax expense from continuing operations	65	34	60	125	56
Income tax benefit from discontinued operations(2)	(1)	(1)	(1)	(2)	(8)
Depreciation and amortization of continuing operations	107	111	105	212	214
Depreciation and amortization of discontinued operations(2)	—	—	4	4	—

EBITDA(1)	$352	$323	$390	$742	$562

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	June 30,	March 31,	December 31,
In millions	2012	2012	2011
	(unaudited)	(unaudited)

Cash	$461	$478	$562
Accounts and notes receivable, net	1,677	1,801	1,529
Inventories	1,645	1,638	1,539
Other current assets	326	292	316
Property, plant and equipment, net	3,536	3,648	3,622
Other assets	1,084	1,096	1,089
Total assets	$8,729	$8,953	$8,657

Accounts payable	$976	$1,089	$862
Other current liabilities	729	704	752
Current portion of debt	143	193	212
Long-term debt	3,601	3,628	3,730
Other liabilities	1,274	1,319	1,325
Total equity	2,006	2,020	1,776
Total liabilities and equity	$8,729	$8,953	$8,657

Table 7 — Outstanding Debt

	June 30,	March 31,	December 31,
In millions	2012	2012	2011
	(unaudited)	(unaudited)

Debt:
Senior credit facilities	$1,686	$1,698	$1,696
Accounts receivable programs	232	242	237
Senior notes	483	478	472
Senior subordinated notes	893	893	976
Variable interest entities	271	279	281
Other debt	179	231	280

Total debt - excluding affiliates	3,744	3,821	3,942

Total cash	461	478	562

Net debt- excluding affiliates	$3,283	$3,343	$3,380

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Six months ended
	June 30,	June 30,
In millions, unaudited	2012	2012	2011

Total cash at beginning of period	$478	$562	$973

Net cash provided by operating activities	158	348	1
Net cash used in investing activities	(76)	(185)	(111)
Net cash used in financing activities	(88)	(264)	(178)
Effect of exchange rate changes on cash	(5)	(1)	5
Change in restricted cash	(6)	1	—
Total cash at end of period	$461	$461	$690

Supplemental cash flow information:
Cash paid for interest	$(24)	$(106)	$(108)
Cash paid for income taxes	$(57)	$(70)	$(35)
Cash paid for capital expenditures	$(82)	$(163)	$(124)
Depreciation & amortization	$107	$216	$214

Changes in primary working capital:
Accounts and notes receivable	$56	$(183)	$(325)
Inventories	(74)	(139)	(270)
Accounts payable	(86)	100	200
Total (use) / source	$(104)	$(222)	$(395)

Footnotes

(1)        We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  EBITDA from discontinued operations; restructuring, impairment, plant closing and transition costs (credits); income and expense associated with the terminated merger and related litigation; acquisition expenses; certain legal settlements and related expenses; loss on early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary (gain) loss on the acquisition of a business; and loss (gain) on disposition of businesses/assets.  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment, plant closing and transition costs (credits); income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition expenses; certain legal settlements and related expenses; loss on early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary (gain) loss on the acquisition of a business; and loss (gain) on disposition of businesses/assets.   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)        During the first quarter 2010 we closed our Australian styrenics operations, results from this business are treated as discontinued operations.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2011 revenues of over $11 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.